                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-72912

PROSPECTUS SUPPLEMENT
FEBRUARY 10, 2003
(TO PROSPECTUS DATED NOVEMBER 21, 2001)

                                  $500,000,000

                         [FLEET BOSTON FINANCIAL LOGO]
                       FLEETBOSTON FINANCIAL CORPORATION

                          3.85% SENIOR NOTES DUE 2008

                            ------------------------

     The 3.85% senior notes will mature on February 15, 2008. Interest on the senior notes is payable semiannually on February 15 and August 15 of each year, beginning August 15, 2003. The senior notes are not redeemable prior to maturity. There is no sinking fund. The senior notes are unsecured.

     The senior notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                            ------------------------

                                                                  PER NOTE             TOTAL
                                                              ----------------    ----------------
Price to Public(1)..........................................      99.896%           $499,480,000

Underwriting Discounts and Commissions......................       0.350%            $1,750,000

Proceeds (before expenses) to FleetBoston...................      99.546%           $497,730,000

------------
(1) Plus accrued interest, if any, from February 13, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

     Delivery of the senior notes, in book-entry form only, will be made through the facilities of The Depository Trust Company on or about February 13, 2003.

                            ------------------------

                          Joint Book Running Managers

BANC OF AMERICA SECURITIES LLC    GOLDMAN, SACHS & CO.    FLEET SECURITIES, INC.

                               TABLE OF CONTENTS

                      PROSPECTUS SUPPLEMENT
                                                              PAGE
                                                              ----
Updating Information........................................   S-1
Where You Can Find More Information.........................   S-1
Forward-looking Statements..................................   S-3
FleetBoston Financial Corporation...........................   S-4
Recent Developments.........................................   S-4
Selected Consolidated Financial Data of FleetBoston
  Financial Corporation.....................................   S-5
Use of Proceeds.............................................   S-9
Certain Terms of the Senior Notes...........................   S-9
Material United States Tax Considerations...................  S-11
Underwriting................................................  S-15
Legal Opinions..............................................  S-16
Experts.....................................................  S-16
                            PROSPECTUS
                                                              PAGE
                                                              ----
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Forward-looking Statements..................................     4
FleetBoston Financial Corporation...........................     5
Consolidated Ratios of Earnings to Fixed Charges............     5
Use of Proceeds.............................................     6
Regulation and Supervision..................................     6
  The GLB Act...............................................     7
  Future Legislation........................................     7
Description of Debt Securities..............................     7
  General...................................................     8
  Registration and Transfer.................................     9
  Payment and Place of Payment..............................    10
  Global Securities.........................................    10
  Events of Default.........................................    10
  Modification and Waiver...................................    12
  Consolidation, Merger and Sale of Assets..................    13
  Regarding the Trustee.....................................    13
  International Offering....................................    13
Senior Debt Securities......................................    14
  Restrictive Covenants.....................................    14
  Defeasance................................................    15
Subordinated Debt Securities................................    15
  Subordination.............................................    15
  Restrictive Covenants.....................................    17
Description of Warrants.....................................    17
  Offered Warrants..........................................    17
  Further Information in Prospectus Supplement..............    18
  Significant Provisions of the Warrant Agreements..........    19
Plan of Distribution........................................    20
Experts.....................................................    21
Legal Opinions..............................................    21

                                ---------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT OR AS OF ITS DATE, AS APPLICABLE.

     The terms "we," "us," "our," "FleetBoston" and similar terms refer to FleetBoston Financial Corporation. The terms "you," "your" and similar terms refer to the beneficial owner of the senior notes.

                              UPDATING INFORMATION

     Information contained in this prospectus supplement updates and supersedes information in the accompanying prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the senior notes offered by this prospectus supplement and accompanying prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement and accompanying prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room at the following address:
                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                                 http://www.sec.gov

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005 and the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

     The SEC allows us to "incorporate by reference" information into this prospectus supplement and accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

     This prospectus supplement and accompanying prospectus incorporate by reference the documents listed below that we have previously filed with the SEC (other than information in such documents that is deemed not to have been filed in accordance with the SEC's rules). They contain important information about us and our financial condition.

                    SEC FILINGS                                            PERIOD
                    -----------                                            ------
Annual Report on Form 10-K..........................    Year ended December 31, 2001, as filed on
                                                        March 1, 2002
Quarterly Reports on Form 10-Q......................    Quarter ended March 31, 2002, as filed on May
                                                        15, 2002
                                                        Quarter ended June 30, 2002, as filed on
                                                        August 14, 2002
                                                        Quarter ended September 30, 2002, as filed on
                                                        November 14, 2002
The description of FleetBoston common stock set
  forth in the FleetBoston registration statement
  filed by Industrial National Corporation
  (predecessor to FleetBoston) on Form 8-B dated May
  29, 1970, and any amendment or report filed for
  the purpose of updating that description; and
Current Reports on Form 8-K.........................    Filed:
                                                        -January 29, 2002
                                                        -March 12, 2002
                                                        -April 16, 2002
                                                        -July 2, 2002
                                                        -July 15, 2002
                                                        -August 14, 2002
                                                        -October 16, 2002
                                                        -January 10, 2003
                                                        -January 16, 2003

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus supplement and the date we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities (other than information in such documents that is deemed not to have been filed in accordance with the SEC's rules). These documents include, among others, periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement and accompanying prospectus. You can obtain documents incorporated by reference in this prospectus supplement and accompanying prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                       FleetBoston Financial Corporation
                          P.O. Box 2016, MA DE 10032F
                        Boston, Massachusetts 02106-2106
                                 (617) 434-7858

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus supplement and accompanying prospectus or in any of the materials that we have incorporated into this prospectus supplement and accompanying prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the senior notes offered by this prospectus supplement and the accompanying prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement and the accompanying prospectus does not extend to you. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus speaks only as of the date of those documents unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and accompanying prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

     - changes in general political and economic conditions, either domestically or internationally;

     - continued economic, political and social uncertainties in Latin America;

     - developments concerning credit quality, including the resultant effect on the level of our provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

     - continued weakness in domestic commercial loan demand, and the impact of that weakness on our lending activities;

     - interest rate and currency fluctuations, equity and bond market fluctuations and inflation;

     - continued weakness in the capital markets and the impact of that weakness on our Principal Investing and other capital markets business lines;

     - changes in competitive product and pricing pressures among financial institutions within our markets;

     - legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologics, deposit insurance and other aspects of the financial services industry;

     - changes in accounting rules, policies, practices and procedures; and

     - legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving us and our subsidiaries.

                       FLEETBOSTON FINANCIAL CORPORATION

     We are a diversified financial services company offering a comprehensive array of financial solutions to approximately 20 million customers in more than 20 countries. Our four lines of business are:

     - Personal Financial Services -- composed of domestic retail banking, consumer lending and credit card services, as well as wealth management, including specialized asset management, estate settlement and deposit and credit products for high-net-worth customers, proprietary and third party mutual funds and other investment products for retail and institutional customers, and retirement planning, large institutional asset management and not-for-profit investment services, and retail brokerage and securities clearing;

     - Commercial Financial Services -- composed of commercial finance, including asset-based lending and leasing; corporate banking, including specialized industry lending and institutional banking; commercial banking, including middle market commercial lending, trade services and cash management, as well as government banking services, including cash management, investment services and municipal, state and national government agency underwriting; and small business services, including lending, deposits and cash management;

     - International Banking -- includes our international operations, principally in Latin America; and

     - Capital Markets -- includes brokerage market-making and Principal Investing.

     At September 30, 2002, our total assets on a consolidated basis were $187.2 billion, our consolidated total deposits were $121.5 billion and our consolidated total stockholders' equity was $16.9 billion. Based on total assets at September 30, 2002, we were the seventh largest financial holding company in the United States.

     We are organized under the laws of the State of Rhode Island with perpetual existence. Our date of incorporation was March 16, 1970. Our principal office is located at 100 Federal Street, Boston, Massachusetts 02110, and our telephone number is (617) 434-2200.

                              RECENT DEVELOPMENTS

     On January 16, 2003, we reported fourth quarter net income from continuing operations of $297 million, or $.28 per share, compared with a net loss of $486 million, or $.47 per share, in the fourth quarter of 2001. The improvement from 2001 was mainly due to valuation charges recorded in 2001 related to our Argentine and Principal Investing businesses, partially offset by higher provisions for credit losses recorded in 2002 related to commercial credit. For 2002, net income from continuing operations was $1.5 billion, or $1.44 per share, compared with $968 million, or $.87 per share for 2001.

     Including results from discontinued operations (primarily Fleet Trading and Robertson Stephens in the fourth quarter), net income for the fourth quarter of 2002 was $261 million, or $.24 per share, compared with a net loss of $507 million, or $.49 per share, for the fourth quarter of 2001. Net income for 2002 was $1.2 billion, or $1.12 per share, compared with $931 million, or $.83 per share, for 2001.

     For additional information about fourth quarter and full year 2002 results, please refer to our Current Reports on Form 8-K filed with the SEC on January 10 and January 16, 2003, both of which are incorporated by reference herein.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                       FLEETBOSTON FINANCIAL CORPORATION

     The following summary sets forth unaudited selected consolidated financial data for us and our subsidiaries for the nine months ended September 30, 2002 and 2001 and for each of the years in the five-year period ended December 31, 2001. The following summary should be read in conjunction with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus. Certain financial information for the nine months ended September 30, 2001 and for each of the years in the five-year period ended December 31, 2001 has been restated to reflect businesses sold or held for sale on a discontinued operations basis. Information concerning adjusted net income and related earnings per share for the nine months ended September 30, 2001 and for each of the years in the five-year period ended December 31, 2001 is presented in accordance with the disclosure provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted on January 1, 2002. This pro forma information reflects net income and earnings per share without the amortization of goodwill. The summary for the nine months ended September 30, 2002 and 2001 is based on unaudited consolidated financial statements which include all adjustments (consisting only of normal, recurring adjustments) that, in our opinion, are necessary for a fair statement of the results for the respective interim periods. The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results expected for 2002 or any other interim period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                             ----------------------    --------------------------------------------------------
                               2002          2001        2001        2000        1999        1998        1997
                             --------      --------    --------    --------    --------    --------    --------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
  OPERATIONS:
Interest income (fully
  taxable equivalent)......  $  7,799      $ 10,727    $ 13,662    $ 16,153    $ 15,379    $ 14,501    $ 13,313
Interest expense...........     2,880         5,101       6,317       8,324       7,336       6,874       5,986
                             --------      --------    --------    --------    --------    --------    --------
Net interest income (fully
  taxable equivalent)......     4,919         5,626       7,345       7,829       8,043       7,627       7,327
Provision for credit
  losses...................     2,010(a)        951       2,324(d)    1,290       1,056         907         581
                             --------      --------    --------    --------    --------    --------    --------
Net interest income after
  provision for credit
  losses (fully taxable
  equivalent)..............     2,909         4,675       5,021       6,539       6,987       6,720       6,746
Noninterest income.........     3,752         3,917       4,616       7,767       6,209       5,343       4,376
Noninterest expense........     4,767         6,177       8,056       8,257       9,179       7,511       6,792
Income from continuing
  operations...............     1,226(a)      1,446(c)      957(e)    3,605(f)    2,399(g)    2,795(h)    2,570
(Loss)/income from
  discontinued
  operations...............      (298)(b)        (8)        (26)        305          77         (24)         36
Net income.................  $    928      $  1,438    $    931    $  3,910    $  2,476    $  2,771    $  2,606

PER COMMON SHARE:
Continuing Operations:
  Basic earnings per
    share..................  $   1.16(a)   $   1.31(c) $    .87(e) $   3.30(f) $   2.14(g) $   2.50(h) $   2.29
  Diluted earnings per
    share..................      1.16(a)       1.30(c)      .86(e)     3.25(f)     2.09(g)     2.44(h)     2.24
Net Income:
  Basic earnings per
    share..................      0.87(b)       1.31         .84        3.58        2.21        2.48        2.32
  Diluted earnings per
    share..................      0.87(b)       1.29         .83        3.52        2.16        2.42        2.27
Weighted average basic
  shares outstanding (in
  millions)................   1,045.1       1,083.8     1,074.2     1,081.4     1,095.7     1,094.7     1,081.1
Weighted average diluted
  shares outstanding (in
  millions)................   1,049.2       1,094.1     1,083.7     1,098.7     1,121.5     1,119.7     1,105.0
Book value.................  $  15.84      $  18.09    $  16.61    $  17.31    $  15.92    $  14.78    $  13.43
Cash dividends declared....      1.05           .99        1.34        1.23        1.11        1.00         .92

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                             ----------------------    --------------------------------------------------------
                               2002          2001        2001        2000        1999        1998        1997
                             --------      --------    --------    --------    --------    --------    --------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
RATIO OF EARNINGS TO FIXED
  CHARGES(I):
Excluding interest on
  deposits.................      2.42x         2.01x       1.52x       2.49x       2.19x       2.67x       2.98x
Including interest on
  deposits.................      1.63          1.46        1.24        1.71        1.53        1.64        1.70

CONSOLIDATED BALANCE
  SHEET -- AVERAGE
  BALANCES:
Total assets(j)............  $190,887      $210,791    $208,931    $223,895    $223,235    $201,037    $180,769
Securities held to
  maturity.................       654           578         577       5,907       7,820       6,636       6,852
Securities available for
  sale.....................    27,631        26,407      25,601      29,362      27,329      24,413      20,051
Loans and leases, net of
  unearned income..........   120,320       129,675     128,792     138,609     138,751     130,098     120,140
Due from brokers/dealers...     3,896         4,069       4,117       3,449       3,240       3,766       2,884
Interest bearing deposit
  liabilities..............    92,321        96,658      96,717     100,711     109,336     106,413      99,532
Short-term borrowings......    14,329        20,462      19,845      22,127      20,035      24,506      20,286
Due to brokers/dealers.....     3,902         3,879       3,849       4,829       4,149       4,503       3,463
Long-term debt(k)..........    23,306        28,863      27,945      31,191      26,198      12,957       8,880
Stockholders' equity.......    17,457        19,571      19,330      18,134      17,479      16,319      14,671

CONSOLIDATED RATIOS:
Net interest margin (fully
  taxable equivalent)(l)...      4.05%         4.24%       4.18%       4.26%       4.35%       4.39%       4.62%
Return on average
  assets(l)................       .88(a)        .94(c)      .47(e)     1.68(f)     1.11(g)     1.41        1.43
Return on average common
  stockholders'
  equity(l)................      9.43(a)       9.93(c)     4.91(e)    20.30(f)    14.45(g)    17.67       18.47
Average stockholders'
  equity to average
  assets(j)................      9.15          9.28        9.25        8.10        7.83        8.12        8.12
Tier 1 risk-based capital
  ratio(j).................      8.24          8.86        7.37        8.08        7.15        7.56        8.15
Total risk-based capital
  ratio(j).................     11.77         12.58       10.95       11.87       11.44       11.65       11.72
Period-end reserve for
  credit losses to
  period-end loans and
  leases, net of unearned
  income...................      3.18          2.16        2.86        2.02        1.98        1.98        1.96
Net charge-offs to average
  loans and leases, net of
  unearned income(l).......      2.06           .94        1.08         .89         .74         .68         .59
Period-end nonperforming
  assets to related
  assets...................      3.20          1.23        1.46         .84         .70         .62         .74

ADJUSTED NET INCOME AND
  EARNINGS PER SHARE
Reported net income from
  continuing operations
  available to common
  stockholders.............                $  1,423    $    930    $  3,566    $  2,343    $  2,735    $  2,476
Add back goodwill
  amortization, net of
  applicable tax benefit...                     190         255         251         235         184         122
                                           --------    --------    --------    --------    --------    --------
Adjusted net income from
  continuing operations....                   1,613       1,185       3,817       2,578       2,919       2,598
Net (loss)/income from
  discontinued
  operations...............                      (8)        (26)        305          77         (24)         36
Add back goodwill
  amortization of
  discontinued operations,
  net of applicable tax
  benefit..................                       7          10           8           8           3          --
                                           --------    --------    --------    --------    --------    --------
Adjusted net income........                $  1,612    $  1,169    $  4,130    $  2,663    $  2,898    $  2,634
                                           --------    --------    --------    --------    --------    --------

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                             ----------------------    --------------------------------------------------------
                               2002          2001        2001        2000        1999        1998        1997
                             --------      --------    --------    --------    --------    --------    --------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Adjusted Earnings Per
  Share -- Continuing
  operations
  Reported basic earnings
    per share..............                $   1.31    $    .87    $   3.30    $   2.14    $   2.50    $   2.29
  Add back goodwill
    amortization...........                     .18         .23         .23         .21         .17         .11
                                           --------    --------    --------    --------    --------    --------
  Adjusted basic earnings
    per share..............                $   1.49    $   1.10    $   3.53    $   2.35    $   2.67    $   2.40
                                           --------    --------    --------    --------    --------    --------
  Reported diluted earnings
    per share..............                $   1.30    $    .86    $   3.25    $   2.09    $   2.44    $   2.24
  Add back goodwill
    amortization...........                     .17         .23         .22         .21         .16         .11
                                           --------    --------    --------    --------    --------    --------
  Adjusted diluted earnings
    per share..............                $   1.47    $   1.09    $   3.47    $   2.30    $   2.60    $   2.35
                                           --------    --------    --------    --------    --------    --------
Adjusted Earnings Per
  Share -- Net income
  Reported basic earnings
    per share..............                $   1.31    $    .84    $   3.58    $   2.21    $   2.48    $   2.32
  Add back goodwill
    amortization...........                     .18         .25         .24         .22         .17         .11
                                           --------    --------    --------    --------    --------    --------
  Adjusted basic earnings
    per share..............                $   1.49    $   1.09    $   3.82    $   2.43    $   2.65    $   2.43
                                           --------    --------    --------    --------    --------    --------
  Reported diluted earnings
    per share..............                $   1.29    $    .83    $   3.52    $   2.16    $   2.42    $   2.27
  Add back goodwill
    amortization...........                     .18         .25         .24         .21         .17         .11
                                           --------    --------    --------    --------    --------    --------
  Adjusted basic earnings
    per share..............                $   1.47    $   1.08    $   3.76    $   2.37    $   2.59    $   2.38
                                           --------    --------    --------    --------    --------    --------

------------

(a) Includes impact of additional provisions for credit losses related to Argentina ($300 million pre-tax, $200 million post-tax) and domestic commercial credit ($582 million pre-tax, $387 million post-tax) recorded in the second quarter of 2002.

(b) Includes impact of gain from sale of AFSA Data Corporation ($300 million pre-tax, $173 million post-tax), estimated losses from dispositions of Robertson Stephens ($638 million pre-tax, $421 million post-tax) and Asia fixed income business ($50 million pre-tax, $30 million post-tax) recorded in the second quarter of 2002.

(c) Includes impact of merger-related and restructuring charges ($858 million pre-tax, $541 million post-tax); an aggregate loss from sale of FleetBoston's mortgage banking business ($428 million pre-tax, $285 million post-tax); write-downs recorded against the carrying value of the Principal Investing portfolio ($650 million pre-tax, $399 million post-tax); impact of gains on branch divestitures associated with the BankBoston merger ($333 million pre-tax, $204 million post-tax) and the sale of FleetBoston's investment in the NYCE Corporation ($146 million pre-tax, $91 million post-tax) recorded in the nine months ended September 30, 2001.

(d) Includes impact of provisions for credit losses related to Argentina ($725 million pre-tax, $434 million post-tax), the domestic economic downturn ($175 million pre-tax, $105 million post-tax) and the transfer of problem credits to accelerated disposition status ($150 million pre-tax, $89 million post-tax) recorded in 2001.

(e) Includes, in addition to the provisions described in note (d), impact of merger-related and restructuring charges ($961 million pre-tax, $604 million post-tax); write-downs recorded against the carrying value of the Principal Investing portfolio ($1.1 billion pre-tax, $679 million post-tax); charges related to the estimated impact of Argentine government actions with respect to FleetBoston's Argentine operations ($200 million pre-tax, $120 million post-tax); write-downs recorded against the carrying value of Argentine government bonds ($175 million pre-tax, $105 million post-tax; and a loss from the sale of the mortgage banking business ($428 million pre-tax, $285 million post-tax) recorded in 2001. Also includes impact of gains on branch divestitures ($410 million pre-tax, $252 million post-tax) and the sale of an investment in the NYCE Corporation ($146 million pre-tax, $91 million post-tax) recorded in 2001.

(f) Includes impact of gain on branch divestitures ($843 million pre-tax, $420 million post-tax) and merger-related and restructuring charges ($249 million pre-tax, $151 million post-tax) recorded in 2000.

(g) Includes impact of merger- and restructuring-related charges and other costs ($1 billion pre-tax, $680 million post-tax) recorded in 1999.

(h) Includes impact of merger- and restructuring-related charges and other costs ($218 million pre-tax, $135 million post-tax) recorded in 1998.

(i) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest on short- and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits.

(j) Includes discontinued operations.

(k) Amounts include guaranteed preferred beneficial interests in our junior subordinated debentures.

(l) Ratios for the nine-month periods are annualized.

                                USE OF PROCEEDS

     We anticipate our net proceeds from the sale of the senior notes, after deducting underwriting commissions but before expenses, to be $497,730,000. We intend to use these net proceeds for general corporate purposes. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries' funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of the senior notes for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                       CERTAIN TERMS OF THE SENIOR NOTES

GENERAL

     The following description of the particular terms of the senior notes supplements the description of the general terms of the senior debt securities set forth under the headings "Description of Debt Securities" in the accompanying prospectus beginning on page 7 and "Senior Debt Securities" in the accompanying prospectus beginning on page 14. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the senior indenture referred to in the accompanying prospectus.

     The senior notes are a series of senior debt securities issued under an indenture, dated as of December 6, 1999 (the "senior indenture"), between us and The Bank of New York as trustee (the "trustee"). We will issue the senior notes in fully registered form and in denominations of $1,000 and integral multiples of $1,000. The senior indenture and the senior notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles of that state.

     The courts of the State of New York and the United States District Court located in the Borough of Manhattan in The City of New York will have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the senior notes.

     The senior notes will bear interest at the rate of 3.85% per year. Interest on the senior notes will accrue from and including February 13, 2003 to but excluding the maturity date. We will pay interest on the senior notes at maturity and semiannually in arrears on the 15th day of February and August of each year, beginning August 15, 2003. Interest will be paid to the person in whose names the senior notes are registered at the close of business on the preceding February 1 and August 1 (the "record date").

     We will compute interest on the senior notes on the basis of a 360-day year of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be.

     The senior notes will mature on February 15, 2008.

     We will make all principal and interest payments on the senior notes in immediately available funds. All sales of the senior notes, including secondary market sales, will settle in immediately available funds.

     The senior notes are not redeemable prior to maturity and will not be entitled to any sinking fund. We will redeem the senior notes at maturity at par.

FUTURE ISSUES

     We may, without the consent of the holders of senior notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the senior notes. Any additional notes having such similar terms, together with the senior notes, will constitute a single series of notes under the senior indenture.

BOOK-ENTRY SYSTEM

     The senior notes will be issued in the form of one or more fully registered global certificates which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of Cede & Co., the Depository's nominee. Ownership of the senior notes will be limited to institutions that have accounts with the Depository or its nominee (each, a "participant" and collectively, the "participants") or persons that may hold interests through participants. In addition, ownership of the senior notes by participants will only be evidenced by, and transfers of such ownership interest will be effected only through, records maintained by the Depository or its nominee. Ownership of the senior notes by persons that hold through participants will only be evidenced by, and transfers of such ownership interest within such participants will be effected only through, records maintained by such participants.

     Upon the issuance of the senior notes and the deposit of the global certificate or certificates representing the senior notes with or on behalf of the Depository, the Depository will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the senior notes represented by such certificate or certificates to the accounts of the participants. The accounts to be credited will be designated by the underwriters of the offering of the senior notes.

     The senior notes will initially be represented by one or more permanent global certificates registered in the name of the Depository or its nominee. Owners of beneficial interests in the global certificates will not be entitled to receive certificated senior notes in registered form and will not be considered holders of senior notes unless (i) the Depository notifies us in writing that it is no longer willing or able to continue to act as a depository or if the Depository ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depository within 90 days, (ii) we execute and deliver to the trustee a company order to the effect that the global certificates shall be exchangeable for senior notes in certificated form or (iii) an Event of Default has occurred and is continuing with respect to the senior notes. In the event of such occurrences, upon surrender by the Depository or a successor depository of the global certificates, senior notes in certificated form will be issued to each person that the Depository or a successor depository identifies as the beneficial owner of the related senior notes. Upon such issuance, the trustee is required to register such senior notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee thereof). Such senior notes would be issued in fully registered form, without coupons, in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. Such senior notes may not subsequently be exchanged by a holder for senior notes in denominations of less than $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

     Payments of principal of and interest on the senior notes registered in the name of the Depository's nominee will be made to the Depository's nominee as the sole registered owner of the global certificates. Under the terms of the senior indenture, we and the trustee may treat the persons in whose names the senior notes are registered as the absolute owners of such senior notes for the purpose of receiving payment of principal of and interest on such senior notes and for all other purposes whatsoever. Therefore, neither we nor the trustee has any direct responsibility or liability for the records relating to or payments made on account of beneficial ownership interests in the senior notes or for maintaining, supervising or reviewing any records relating to the senior notes. The Depository's current practice is to credit the accounts of the participants with payments of principal or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global certificates as shown in the records of the Depository, unless the Depository has reason to believe that it will not receive payment on such date. Payments by participants and indirect participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

     Except as provided above, owners of the senior notes will not be entitled to receive physical delivery of senior notes in certificated form and no global certificate representing the senior notes shall be exchangeable, except for another global certificate of like denomination and tenor to be registered in the name of the Depository or its nominee. Accordingly, each person owning a senior note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any rights under the senior notes. We understand that, under existing industry practices, in the event that
(i) we request any action of holders or (ii) an owner of a senior note desires to take any action which a holder is entitled to give or take under the senior notes in accordance with the terms of the senior notes, the Depository would authorize the participants owning the relevant senior notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners.

     DTC, which has been appointed as the Depository for the senior notes, is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with it. DTC also facilitates the settlement among Direct Participants of securities transactions among its participants in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and by members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and applicable requirements of law. The information contained herein concerning DTC and its book-entry system has been obtained from sources we believe to be reliable. More information about DTC can be found at its world wide web site at http://www.dtcc.com.

     According to DTC, the above information has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind. We take no responsibility for the accuracy of such information.

                   MATERIAL UNITED STATES TAX CONSIDERATIONS

     Our counsel, Edwards & Angell, LLP, has prepared the following summary which describes the material United States federal income tax consequences of the ownership and disposition of senior notes to initial holders of the senior notes purchasing the senior notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding senior notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding senior notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. Persons considering the purchase of the senior notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations.

     As used in this prospectus supplement, a "United States Holder" of a senior note means a beneficial owner that is for United States federal income tax purposes:

     - a citizen or resident of the United States,

     - a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or,

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     As used in this prospectus supplement, the term "United States Alien Holder" means a beneficial owner of a senior note that is not a United States Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     Payments of Interest. Interest on a senior note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a senior note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement of the senior note and the holder's adjusted tax basis in the senior note. A United States Holder's adjusted tax basis in a senior note will generally equal the cost of the senior note to the holder. The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with the United States Holder's method of accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, or retirement the senior note has been held for more than one year.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

     Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          A. payments of principal, interest and premium and the senior notes by us or our paying agent to any United States Alien Holder will be exempt from the 30% United States federal withholding tax, provided that the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, the holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

          B. a United States Alien Holder of a senior note will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the senior note, unless the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

          C. a senior note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to the senior note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

     The certification requirement referred to in sub-paragraph (A) will be fulfilled if the beneficial owner of a senior note certifies on Internal Revenue Service ("IRS") Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8BEN, or other successor form with the withholding agent or (ii) in the case of a senior note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN, or other successor form from the holder and furnishes the withholding agent with a copy of those forms. Unless a foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will generally be required to provide an intermediary IRS Form W-8IMY or other successor form and the appropriate certification by each partner. Prospective investors should consult their tax advisers regarding possible additional reporting requirements.

     If a United States Alien Holder of a senior note is engaged in a trade or business in the United States, and if interest on the senior note (or gain realized on its sale, exchange, or other disposition) is effectively connected with the conduct of its trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI, or other successor form to claim an exemption from withholding tax. In addition, if a United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium, and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     Information reporting and backup withholding will not apply to payments made on a senior note if the certifications described above are received, provided that we or our paying agent does not have actual knowledge that the payee is a United States person.

     Under current Treasury regulations, payments on the sale, exchange, or other disposition of a senior note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes,
(iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, (iv) a foreign partnership with certain connections to the United States, or (v) a United States branch of a foreign bank or foreign insurance company, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated February 10, 2003 (the "Underwriting Agreement"), among us and the underwriters, for whom Banc of America Securities LLC, Goldman, Sachs & Co. and Fleet Securities, Inc. are acting as representatives (collectively, the "Underwriters"), we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agree to purchase, the respective principal amount of senior notes set forth after their names below.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                           OF SENIOR NOTES
                        -----------                           ----------------
Banc of America Securities LLC..............................    $175,000,000
Goldman, Sachs & Co. .......................................     175,000,000
Fleet Securities, Inc. .....................................     112,500,000
Keefe, Bruyette & Woods, Inc. ..............................      12,500,000
Sandler O'Neill & Partners, L.P. ...........................      12,500,000
Blaylock & Partners, L.P. ..................................       2,500,000
Guzman & Company............................................       2,500,000
Muriel Siebert & Co., Inc. .................................       2,500,000
Utendahl Capital Partners, L.P. ............................       2,500,000
The Williams Capital Group, L.P. ...........................       2,500,000
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     We have been advised by the Underwriters that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of 0.200% of the principal amount of the senior notes. The Underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.125% of the principal amount of the senior notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the senior notes if any are purchased. The underwriting agreement also provides that, if an Underwriter defaults, the purchase commitments of the non-defaulting Underwriters may be increased or the offering of the senior notes may be terminated.

     In connection with the offering, the Underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the Underwriters of senior notes in excess of the principal amount of the senior notes the Underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the senior notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result the price of the senior notes may be higher than the price that might otherwise exist in the open market.

     The Underwriters and their respective associates and affiliates may be customers of, engage in transactions with, and perform investment banking and other financial services (including commercial lending) for us and our subsidiaries in the ordinary course of business. Fleet Securities, Inc., one of our wholly-owned subsidiaries, is acting as one of the Underwriters. When a member of the National Association of Securities Dealers, Inc. ("NASD") such as Fleet Securities participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with applicable provisions of the NASD's Conduct Rule 2720 ("CR 2720"). We are considered to be an "affiliate" (as such term is defined in CR 2720) of Fleet Securities. Our offer and sale of the senior notes will comply with the applicable requirements of CR 2720 regarding the underwriting of securities of affiliates. No NASD member participating in the offering of the senior notes will execute a transaction in the senior notes in a discretionary account without the prior written specific approval of the member's customer.

     This prospectus supplement and the accompanying prospectus may be used by Fleet Securities in connection with offers and sales related to secondary market transactions in the senior notes. Fleet Securities may act as principal or agent in those transactions. Those sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect of those liabilities.

                                 LEGAL OPINIONS

     The validity of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. Certain legal matters will be passed upon for the Underwriters by Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein, given on the authority of that firm as experts in accounting and auditing.

PROSPECTUS

                          [FLEETBOSTON FINANCIAL LOGO]

                       FLEETBOSTON FINANCIAL CORPORATION

FleetBoston Financial Corporation may offer and sell --

--   Debt Securities

--   Warrants

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 21, 2001.

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

     - this prospectus, which provides general information, some of which may not apply to your securities;

     - the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

     - if necessary, a pricing supplement, which describes the specific terms of your securities.

     IF THE TERMS OF YOUR SECURITIES VARY BETWEEN THE PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE FOLLOWING ORDER OF PRIORITY:

     - THE PRICING SUPPLEMENT, IF ANY;

     - THE PROSPECTUS SUPPLEMENT; AND

     - THE PROSPECTUS.

     We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

                            ------------------------

     Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
About This Prospectus...............    2
Where You Can Find More
  Information.......................    2
Forward-looking Statements..........    4
FleetBoston Financial Corporation...    5
Consolidated Ratios of Earnings to
  Fixed Charges.....................    5
Use of Proceeds.....................    6
Regulation and Supervision..........    6
  The GLB Act.......................    7
  Future Legislation................    7
Description of Debt Securities......    7
  General...........................    8
  Registration and Transfer.........    9
  Payment and Place of Payment......   10
  Global Securities.................   10
  Events of Default.................   10
  Modification and Waiver...........   12
  Consolidation, Merger and Sale of
     Assets.........................   13

                                      PAGE
                                      ----
  Regarding the Trustee.............   13
  International Offering............   13
Senior Debt Securities..............   14
  Restrictive Covenants.............   14
  Defeasance........................   15
Subordinated Debt Securities........   15
  Subordination.....................   15
  Restrictive Covenants.............   17
Description of Warrants.............   17
  Offered Warrants..................   17
  Further Information in Prospectus
     Supplement.....................   18
  Significant Provisions of the
     Warrant Agreements.............   19
Plan of Distribution................   20
Experts.............................   21
Legal Opinions......................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the debt securities or warrants described in this prospectus in one or more offerings up to a total dollar amount of $4,131,868,750. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the debt securities or warrants we may offer. Each time we sell debt securities or warrants, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "FLEETBOSTON," "WE," "US," "OUR" or similar references mean FleetBoston Financial Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

                           Northeast Regional Office
                                  233 Broadway
                            New York, New York 10007

                            Midwest Regional Office
                            500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                                 http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

     The SEC allows us to "INCORPORATE BY REFERENCE" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC FILINGS                                             PERIOD
-----------                                             ------
Annual Report on Form 10-K..........................    Year ended December 31, 2000, as filed on
                                                        February 28, 2001
Quarterly Reports on Form 10-Q......................    Quarter ended March 31, 2001, as filed on May
                                                        15, 2001
                                                        Quarter ended June 30, 2001, as filed on
                                                        August 14, 2001
                                                        Quarter ended September 30, 2001, as filed on
                                                        November 14, 2001
The description of FleetBoston common stock set
  forth in the FleetBoston registration statement
  filed by Industrial National Corporation
  (predecessor to FleetBoston) on Form 8-B dated May
  29, 1970, and any amendment or report filed for
  the purpose of updating that description; and
Current Reports on Form 8-K.........................    Filed:
                                                        -January 17, 2001
                                                        -March 1, 2001
                                                        -March 14, 2001
                                                        -April 17, 2001
                                                        -May 4, 2001
                                                        -July 18, 2001
                                                        -September 17, 2001
                                                        -September 26, 2001
                                                        -October 17, 2001
                                                        -October 19, 2001, as amended by a
                                                         Form 8-K/A filed October 23, 2001
                                                        -November 19, 2001

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                       FleetBoston Financial Corporation
                          P.O. Box 2016, MA DE 10034F
                        Boston, Massachusetts 02106-2106
                                 (617) 434-7858

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

     - general political and economic conditions, either domestically or internationally or in the states in which we are doing business, may be less favorable than expected;

     - the adverse economic effects of the recent terrorist attacks against the United States and the response of the United States to those attacks may be greater than expected;

     - Latin American economies, particularly the economy of Argentina, may continue to exhibit weakness and may also adversely impact the economies of other countries;

     - credit quality may continue to deteriorate, resulting in an increase in the level of our nonperforming assets and chargeoffs;

     - interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, and inflation may be greater than expected;

     - global capital markets in general, and the technology and telecommunication industries in particular, may continue to exhibit weakness, adversely affecting our principal investing and other capital markets businesses;

     - competitive product and pricing pressures among financial institutions within our markets may increase significantly;

     - legislative or regulatory developments, including regulations adopted under the Gramm-Leach-Bliley Act and other changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, may adversely affect our business;

     - technological changes, including the impact of the Internet on our business, may be more difficult or expensive than anticipated;

     - expected cost savings from mergers, acquisitions and integrations of acquired businesses and cost saving initiatives may not be fully realized or may not be realized within the expected time frames; and

     - the level of costs or difficulties related to the integration of acquired businesses may be greater than expected.

                       FLEETBOSTON FINANCIAL CORPORATION

     We are a diversified financial services company offering a comprehensive array of financial solutions to approximately 20 million customers in more than 20 countries. Among our key lines of business are:

     - Consumer and Investment Services -- includes domestic retail banking to consumer and small business customers, community banking, student loan processing, credit card services, and investment management and retail brokerage services, including mutual funds and investments, retirement planning, large institutional asset management and not-for-profit investment services;

     - Wholesale and Global Banking -- includes commercial finance, including asset-based lending and leasing; international banking in key Latin American markets; corporate banking, including specialized industry and institutional lending; and middle market lending, including commercial lending, government banking services, trade services and cash management; and

     - Capital Markets -- includes investment banking services, brokerage market-making and principal investing.

     On March 1, 2001, we completed our acquisition of Summit Bancorp, which was accounted for as a pooling of interests. All financial information set forth or incorporated by reference in this prospectus and the accompanying prospectus supplement has been restated for all periods to give effect to the Summit acquisition.

     At September 30, 2001, our total assets on a consolidated basis were $201.9 billion, our consolidated total deposits were $126.4 billion and our consolidated total stockholders' equity was $19.8 billion. Based on total assets, we are the seventh largest financial holding company in the United States.

     Our principal office is located at 100 Federal Street, Boston, Massachusetts 02110, telephone number (617) 434-2200.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges were as follows for the five most recent fiscal years and the nine months ended September 30, 2001:

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                   -----------------    ------------------------------------
                                         2001           2000    1999    1998    1997    1996
                                   -----------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges:
  Excluding Interest on
     Deposits....................        2.00x          2.58x   2.23x   2.65x   3.01x   2.81x
  Including Interest on
     Deposits....................        1.45           1.75    1.54    1.63    1.70    1.59

-------------------------

     For the purpose of computing the ratio of earnings to fixed charges, "EARNINGS" consist of income before income taxes plus fixed charges, excluding capitalized interest. "FIXED CHARGES" consist of interest on short-term debt and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement, pricing supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries' funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                           REGULATION AND SUPERVISION

     As a financial holding company, we are subject to inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act (the "GLB Act"), which is discussed below under "-- The GLB Act." Our banking subsidiaries are subject to extensive supervision, examination and regulation by various bank regulatory authorities and other governmental agencies in the states and countries where we and our subsidiaries operate. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which our banking subsidiaries can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Those transfers by any subsidiary bank to us or a nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to us and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to us from our banking subsidiaries. Under applicable banking statutes, at September 30, 2001, our banking subsidiaries could have declared additional dividends of approximately $786 million without prior regulatory approval. Federal and state regulatory agencies also have the authority to limit further our banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

     Under the policy of the Federal Reserve Board, we are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where we might not do so absent such policy. In addition, any subordinated loans by us to any of our subsidiary banks would also be subordinate in right of payment to depositors and obligations to other creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that, in the event of our bankruptcy, any commitment by us to our regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries, and specific information relevant to us, refer to our Annual Report on Form 10-K for the year ended December 31, 2000 and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

THE GLB ACT

     The GLB Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. A bank holding company that qualifies as a "financial holding company" can expand into a wide variety of financial services, including securities activities, insurance, and merchant banking without the prior approval of the Federal Reserve Board. Our election to become a "financial holding company," which we filed with the Federal Reserve Board, became effective on March 13, 2000.

     Banks are also authorized by the GLB Act to engage, through "financial subsidiaries," in certain activities that are permissible for a financial holding company and other activities that its applicable regulators deem to be financial in nature or incidental to any such financial activity. The authority of a bank to invest in a financial subsidiary is subject to a number of conditions.

     The GLB Act also contains a number of other provisions that will affect our operations and the operations of all financial institutions. At this time, we do not believe that the GLB Act will have a material adverse impact upon our or our subsidiaries' financial condition or results of operations.

FUTURE LEGISLATION

     Changes to the laws and regulations in the states and countries where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries' financial condition or results of operations.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the senior debt securities under an indenture dated as of December 6, 1999, the "SENIOR INDENTURE," between us and The Bank of New York as senior trustee. We will issue the subordinated debt securities under an indenture dated as of December 6, 1999, the "SUBORDINATED INDENTURE," between us and The Bank of New York as subordinated trustee. A copy of each of the indentures are exhibits to the registration statement which contains this prospectus.

     In the following summaries, we describe the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those offered securities. The following summaries of all material terms of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures, including the definitions of terms.

     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured and will be subordinated to all of our existing and future senior indebtedness and other financial obligations, as described under "Subordinated Debt Securities -- Subordination" beginning on page 15.

GENERAL

     We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We expect from time to time to incur additional indebtedness which may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. The debt securities will not be secured.

     We may issue debt securities upon the satisfaction of conditions contained in the indentures, including the delivery to the applicable trustee of a resolution of our board of directors and a certificate of an authorized officer that fixes or establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

     - the title and series designation;

     - the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities which may be issued under the applicable indenture;

     - the principal amount payable, whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method which may be calculated, without limitation, with reference to the value of currencies, securities or baskets of securities, commodities, indices or other measurements to which any such amount payable is linked, and whether the debt securities will be issued as original issue discount securities (as defined below);

     - the date or dates on which the principal of the debt securities is payable;

     - any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

     - the date from which any interest will accrue;

     - any interest payment dates;

     - whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

     - the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

     - the stated maturity date;

     - whether the debt securities are to be issued in global form;

     - any sinking fund requirements;

     - any provisions for redemption, the redemption price and any remarketing arrangements;

     - the minimum denominations;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

     - information with respect to book-entry procedures;

     - the place or places where payments or deliveries on the debt securities will be made and the debt securities may be presented for registration of transfer or exchange;

     - whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

     - whether, and the terms and conditions relating to when, we may satisfy all or part of our obligations with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by delivering to the holders of the debt securities, other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, "MATURITY CONSIDERATION";

     - the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus; and

     - any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

     Please see the accompanying prospectus supplement, pricing supplement or the terms sheet you have received or will receive for the terms of the specific debt securities we are offering. We may deliver this prospectus before or concurrently with the delivery of a terms sheet. We may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. See "Description of Warrants." Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

     Debt securities may be issued as "ORIGINAL ISSUE DISCOUNT SECURITIES" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. In the event that the maturity of any original issue discount security is accelerated, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of the security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons. The indentures, however, provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. If debt securities are issued in bearer form, the prospectus supplement will contain additional provisions that apply to those debt securities.

     Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the trustee according to the terms of the applicable indenture. In no event, however, will debt securities in registered form be exchangeable for debt securities in bearer form.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in fully registered form will be issued without coupons and in denominations of (1) $1,000 or integral multiples of $1,000 for any senior debt security and (2) $100,000 or any integral multiple of $1,000 in excess of $100,000 for any subordinated debt security.

     We will not impose a service charge for any transfer or exchange of the debt securities but may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

GLOBAL SECURITIES

     Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

EVENTS OF DEFAULT

     The following are events of default under the senior indenture with respect to senior debt securities of any series:

     - default in the payment of any principal or premium on senior debt securities of that series when due;

     - default in the payment of any interest on senior debt securities of that series when due, which continues for 30 days;

     - default in the delivery or payment of the maturity consideration on senior debt securities of that series when due;

     - default in the deposit of any sinking fund payment on senior debt securities of that series when due;

     - default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the senior debt securities of that series, which continues for 60 days after written notice;

     - specified events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to senior debt securities of that series.

     The following are the only events of default under the subordinated indenture with respect to subordinated debt securities of any series:

     - specified events in bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to subordinated debt securities of that series.

     If an event of default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be due and payable or deliverable immediately.

     The subordinated trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration. However, if a default occurs and is continuing under the subordinated indenture, the subordinated trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the subordinated debt securities by appropriate judicial proceedings.

     The following are defaults under the subordinated indenture with respect to subordinated debt securities of any series:

     - any event of default with respect to subordinated debt securities of that series;

     - default in the payment of any principal or premium on subordinated debt securities of that series when due;

     - default in the payment of any interest on subordinated debt securities of that series when due, which continues for 30 days;

     - default in the delivery or payment of the maturity consideration on subordinated debt securities of that series when due;

     - default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the subordinated debt securities of that series, which continues for 60 days after written notice; and

     - any other default provided with respect to subordinated debt securities of that series.

     At any time after the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

     The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

     - in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     - in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

     The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

     Unless otherwise stated in the applicable prospectus supplement, any series of debt securities issued under any indenture will not have the benefit of any cross-default provisions with any of our other indebtedness.

     A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

     - that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

     - the holders of not less than 25% for any senior debt security, or a majority for any subordinated debt security, in aggregate principal amount or issue price of the outstanding debt securities of that series also will have made written request and offered the trustee indemnity satisfactory to the trustee to institute that proceeding as trustee;

     - the trustee will not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

     - the trustee will have failed to institute the proceeding within 60 days.

     However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

     We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

MODIFICATION AND WAIVER

     We and the applicable trustee may amend and modify each indenture with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities issued under that indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

     - change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security issued under that indenture;

     - reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security issued under that indenture;

     - reduce the amount of principal or maturity consideration of an original issue discount security issued under that indenture payable upon acceleration of its maturity;

     - change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security issued under that indenture;

     - impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

     - reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to waive any past default.

     The holders of at least a majority in principal amount or issue price of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under "-- Events of Default" beginning on page 10.

     We and the trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another person to us;

     - to add to our covenants for the benefit of the holders of all or any series of securities;

     - to add events of default;

     - to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

     - to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination will become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

     - to establish the form or terms of debt securities of any series;

     - to evidence and provide for the acceptance of appointment by a successor trustee;

     - to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or

     - to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

     - the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

          - pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

          - perform and observe all of our other obligations under the indentures, and

     - we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

     Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

REGARDING THE TRUSTEE

     We maintain banking relations with the trustee. In addition, our banking subsidiaries maintain deposit accounts and correspondent banking relations with the trustee.

     The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between us and the trustee relating to our junior subordinated debentures, which may also be issued under the registration statement, could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory business trusts of ours under a separate indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

     The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of
Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

INTERNATIONAL OFFERING

     If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities may be issued in bearer form and will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

     We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States (1) may be subject to certain selling restrictions, (2) may be listed on one or more foreign stock exchanges and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

                             SENIOR DEBT SECURITIES

     The senior debt securities will be our direct, unsecured obligations and will rank pari passu with all of our other outstanding senior indebtedness.

RESTRICTIVE COVENANTS

     DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES. We may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a "principal constituent bank" of ours or any subsidiary of ours which owns a controlling interest in a principal constituent bank. A "PRINCIPAL CONSTITUENT BANK" is defined in the senior indenture as Fleet National Bank and any other of our majority-owned banking subsidiaries designated as a principal constituent bank. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series will remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, no banking subsidiaries other than Fleet National Bank have been designated as principal constituent banks with respect to any series of debt securities.

     This restriction does not apply to dispositions made by us or any subsidiary:

     - acting in a fiduciary capacity for any person other than us or any subsidiary;

     - to us or any of our wholly-owned subsidiaries;

     - if required by law for the qualification of directors;

     - to comply with an order of a court or regulatory authority;

     - in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsidiary, as long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to that action;

     - if that disposition or issuance is for fair market value as determined by our board of directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of that principal constituent bank or any subsidiary which owns a principal constituent bank;

     - if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly not less than the percentage of voting stock of that principal constituent bank we owned prior to that sale; or

     - if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

     LIMITATION UPON LIENS ON CERTAIN CAPITAL STOCK. We may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

     - any shares of capital stock of any principal constituent bank, other than directors' qualifying shares; or

     - any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

     This restriction does not apply to:

     - liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books adequate reserves to cover the contested amount; or

     - the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

DEFEASANCE

     We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

     - depositing irrevocably with the senior trustee an amount which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

               - in the case of senior debt securities denominated in U.S.
                 dollars, U.S. dollars or U.S. government obligations;

               - in the case of senior debt securities denominated in a foreign currency, money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

               - a combination of money and U.S. government obligations or foreign government obligations;

     - delivering:

               - an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

               - if the senior debt securities of that series are then listed on the New York Stock Exchange, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

               - an opinion of counsel as to certain other matters; and

               - officers' certificates certifying as to compliance with the senior indenture and other matters;

     - no event of default under the senior indenture may exist or be caused by the defeasance;

     - the defeasance will not cause an event of default under any of our other agreements or instruments; and

     - we will have paid all other amounts due and owing under the senior indenture.

                          SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equal with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

SUBORDINATION

     The subordinated debt securities will be subordinated in right of payment to all "senior indebtedness," as defined below. In certain events of insolvency, payments on the subordinated debt securities will also be effectively subordinated in right of payment to all "other financial obligations," as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities. If, after all payments have been made to the holders of senior indebtedness, (A) there are amounts available for payment on the subordinated debt securities and (B) any person entitled to payment according to the terms of our other financial obligations, as defined on page 16, has not received full payment, then amounts available for payments on the subordinated debt securities will first be used to pay in full those other financial obligations before we may make any payment on the subordinated debt securities. This obligation to pay over these excess amounts does not exist for any of our "EXISTING SUBORDINATED INDEBTEDNESS" issued prior to November 30, 1992.

     If the maturity of any debt securities is accelerated, we will have to repay all senior indebtedness and other financial obligations before we can make any payment on the subordinated debt securities.

     In addition, we may make no payment on the subordinated debt securities in the event:

     - there is a default in any payment or delivery with respect to any senior indebtedness; or

     - there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

     By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. By reason of the obligation of the holders of subordinated debt securities to pay over any amount remaining after payment of senior indebtedness to persons in respect of our other financial obligations, in the event of insolvency, holders of our existing subordinated indebtedness may recover more, ratably, than the holders of subordinated debt securities.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "SENIOR INDEBTEDNESS" is defined in the subordinated indenture as:

     - the principal of, premium, if any, and interest on all of our "indebtedness for money borrowed," as defined below, except (A) existing subordinated indebtedness and other subordinated debt securities issued under the subordinated indenture, (B) any indebtedness which is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness which is expressly stated to rank equal with the subordinated debt securities; and

     - any deferrals, renewals or extensions of any senior indebtedness.

     The term "INDEBTEDNESS FOR MONEY BORROWED" means:

     - any of our obligations or any obligation we have guaranteed for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and

     - any of our deferred payment obligations or any such obligation we have guaranteed for the payment of the purchase price of property or assets evidenced by a note or similar instrument.

     Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities offered by that prospectus supplement, "OTHER FINANCIAL OBLIGATIONS" means all of our obligations to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts;

     - derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and

     - similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities.

     As of September 30, 2001, we had an aggregate of approximately $4 billion in subordinated debt outstanding at the parent company level (excluding junior subordinated debentures issued to and held by certain of our statutory business trusts), of which $.5 billion is subordinated to our senior indebtedness and $3.5 billion is subordinated to our senior indebtedness and other financial obligations.

     The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness or other financial obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

     The subordinated debt securities will rank equal in right of payment with each other and with the existing subordinated indebtedness, subject to the obligations of the holders of subordinated debt securities to pay over amounts remaining after payment of senior indebtedness to persons in respect of other financial obligations.

     The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

RESTRICTIVE COVENANTS

     The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

                            DESCRIPTION OF WARRANTS

OFFERED WARRANTS

     We may issue warrants that are debt warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

     Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "DEBT WARRANT."

     Universal Warrants. We may also issue warrants to purchase or sell, on terms to be determined at the time of sale:

     - securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     - currencies; or

     - commodities.

     We refer to the property in the above clauses as "WARRANT PROPERTY." We refer to this type of warrant as a "UNIVERSAL WARRANT." We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

FURTHER INFORMATION IN PROSPECTUS SUPPLEMENT

     General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

     - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

     - the currency with which the warrants may be purchased;

     - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

     - whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

     - any applicable material United States federal income tax consequences;

     - the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

     - the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the antidilution provisions of the warrants, if any;

     - any redemption or call provisions;

     - whether the warrants are to be sold separately or with other securities as part of units; and

     - any other terms of the warrants.

     Additional Terms of Debt Warrants. The prospectus supplement will contain, where applicable, the following terms of and other information relating to any debt warrants:

     - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

     - if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;

     - if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

     Additional Terms of Universal Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any universal warrants:

     - whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;

     - the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each universal warrant;

     - the price at which and the currency with which the underlying securities, currencies or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

     - whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

     - whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities, commodities, or both.

SIGNIFICANT PROVISIONS OF THE WARRANT AGREEMENTS

     We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

     Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

     - cure any ambiguity;

     - cure, correct or supplement any defective or inconsistent provision; or

     - amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     We may sell securities:

     - to the public through a group of underwriters managed or co-managed by one or more underwriters, which may include Robertson Stephens, Inc., Fleet Securities, Inc., or other affiliates;

     - through one or more agents, which may include Robertson Stephens, Fleet Securities or other affiliates; or

     - directly to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price, or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

     The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

     - the name of the agent or the name or names of any underwriters;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the agent or underwriters;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the securities will be listed.

     We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities or warrants from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

     - the purchase by an institution of the debt securities or warrants covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

     - if the debt securities or warrants are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities or warrants not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

     Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

     Robertson Stephens and Fleet Securities are our wholly-owned subsidiaries. Accordingly, the distribution of securities by Robertson Stephens and/or Fleet Securities will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with Rule 2720, no member of the NASD participating in an underwriting will be permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written approval of the customer.

     Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 4, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for us by Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110-1800. Unless otherwise specified in the applicable prospectus supplement, Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022, will pass upon certain matters for the underwriters.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                         [FLEET BOSTON FINANCIAL LOGO]

                       FLEETBOSTON FINANCIAL CORPORATION

                          3.85% SENIOR NOTES DUE 2008

                  -------------------------------------------

                             PROSPECTUS SUPPLEMENT
                               FEBRUARY 10, 2003

                  -------------------------------------------

                         BANC OF AMERICA SECURITIES LLC

                              GOLDMAN, SACHS & CO.

                             FLEET SECURITIES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------